Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

THIS AGREEMENT, dated as of the 14th day of November, 2011, is made by and between American Eagle Outfitters, Inc., a Delaware corporation (the "Company") and the executive listed on the signature page (the "Executive").

WHEREAS, the Company desires to assure continuity of management and fair treatment of its executives in the event of a possible Change in Control (as defined below) transaction; and

WHEREAS, the Company recognizes that its executives may be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position to be able to assess objectively and pursue aggressively the interests of the Company's stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors (the "Board") of the Company believes it is essential to provide Executive with compensation arrangements upon a Change in Control that provide Executive with some financial security and that are competitive with those of other corporations, and in order to accomplish these objectives, the Board has authorized the Company to enter into this Agreement.

NOW THEREFORE, the parties, for good and valuable consideration and intending to be legally bound, agree as follows:

1.             Operation and Term of Agreement.  This Agreement shall be effective as of the date first set forth above.  This Agreement may be terminated by the Company upon 12 months' advance written notice to Executive; provided, however, that after a Change in Control Date during the term of this Agreement, including during the 12 month period following any notice of termination, this Agreement shall remain in effect until all of the obligations of the parties under the Agreement are satisfied and the Protection Period has expired.  Prior to a Change in Control Date, this Agreement shall immediately terminate upon termination of Executive's employment or upon Executive's ceasing to be an officer of the Company.

2.             Certain Definitions.  For purposes of this Agreement, the following words and phrases shall have the following meanings:

(a)           "Cause" means: (i) the Executive's willful and continued failure substantially to perform the duties of his or her position after notice and opportunity to cure; (ii) any willful act or omission by the Executive constituting dishonesty, fraud or other malfeasance, which in any such case is demonstrably injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates; (iii) an act that constitutes misconduct resulting in a restatement of the Company's financial statements due to material non-compliance with any financial reporting requirement within the meaning of Section 304 of The Sarbanes-Oxley Act of 2002; or (iv) a plea of guilty or no contest or a felony conviction in a court of law under the laws of the United States or any state thereof or any other jurisdiction in which the Company or a subsidiary or affiliate conducts business which materially impairs the value of the Executive's service to the Company or any of its subsidiaries or affiliates; provided, however, that for purposes of this definition, no act or failure to act shall be deemed "willful" unless effected by the Executive not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company's best interests, and no act or failure to act shall be deemed "willful" if it results from any incapacity of the Executive due to physical or mental illness.

(b)           "Change in Control" shall mean and be deemed to have occurred if there shall occur any of the following:

(i)            The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or successor provisions (a "Person")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or successor provisions ("beneficial ownership")) of more than 50% or more of either (1) the then-outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(ii)           During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of beneficial ownership of 30% or more of the Outstanding Company Voting Securities; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(iii)           During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of assets of the Company having a total gross fair value equal to or more than 40% of the total gross fair market value of the Company's assets immediately before such acquisition; provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliate of the Company or a successor, or (B) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B) and (C) below;

(iv)           A majority of the individuals who serve on the Board as of the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member and his predecessor twice) shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(v)          Consummation of a reorganization, merger, recapitalization, reverse stock split, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its Subsidiaries, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a "Business Combination"), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company's assets directly or through one or more subsidiaries (a "Parent")) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(vi)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c)           "Change in Control Date" shall be any date during the term of this Agreement on which a Change in Control occurs.  Anything in this Agreement to the contrary notwithstanding, if Executive's employment or status as an officer with the Company is terminated within twelve (12) months before the date on which a Change in Control occurs, and it is reasonably demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated or intended to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control, then for all purposes of this Agreement the "Change in Control Date" shall mean the date immediately before the date of such termination.

(d)           "Code" shall mean the Internal Revenue Code of 1986, as amended.

(e)           "Disability" means a "permanent and total disability" within the meaning of Section 409A(a)(2)(c) of the Code and underlying regulations.  The Company reserves the right, in good faith, to make the determination of disability under this Agreement based upon information supplied by Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Company or its insurers.

(f)            "Good Reason" means the occurrence of any of the following after the applicable Change in Control: (i) a change in duties or responsibilities (including reporting responsibilities) that are inconsistent in any material and adverse respect with Executive's position, duties or responsibilities; (ii) a reduction in Executive's annual base salary or target annual bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, other than up to a 10% across the board reduction for all executives; (iii) relocation of more than 50 miles from office location on date of such Change in Control that also increases the commute from Executive's principal residence by more than 50 miles; (iv) reduction of more than 5% in aggregate value of benefits under employee benefit plans, welfare benefit plans and fringe benefit plans in which the Executive is participating immediately prior to such Change in Control; or (v) the failure of a successor to the Company (in any transaction that constitutes a Change of Control) to assume in writing the Company's obligations to Executive under this Agreement, if the same is not assumed by such successor by operation of law.

(g)           "Protection Period" means the period beginning on the Change in Control Date and ending on the last day of the 18-month period following the Change in Control Date.

(h)           "Subsidiary" means an entity 50 percent or more of the voting securities or interests of which are owned, directly or indirectly, by the Company or which is otherwise controlled directly or indirectly by the Company.

3.             Vesting Upon Change in Control.  In the event of a Change in Control,  any and all Common Shares (as defined in Section 4(c)), options, restricted shares, performance shares, or other forms of securities issued by the Company and beneficially owned by Executive (whether granted before or after the date of this Agreement) that are unvested, restricted, or subject to any similar restriction that would otherwise require continued employment by Executive beyond the Change in Control Date in order to be vested in the hands of Executive shall vest and become exercisable, or such restrictions shall lapse only to the extent and in the manner specified in the respective award agreements.

4.             Benefits Upon Termination Within a Protection Period.  During the Protection Period, if Executive's employment is terminated by the Company, other than for Cause, Disability or other than as a result of Executive's death, or if Executive terminates his employment for Good Reason, then the Company shall, subject to Sections 7 and 8, make the following payments to Executive:

(a)           All earned and determinable, but unpaid, current salary (other than amounts previously deferred under the Company's deferred compensation plans) and all earned and determinable, but unused, paid time off through the date of Executive's termination shall be paid to Executive in a lump sum in cash within ten (10) business days after the termination of Executive's employment;

(b)           A severance amount equal to two times Executive's "Annual Compensation" shall be paid to Executive within thirty (30) days after the termination of Executive's employment, to the extent such amount is less than or equal to two times the lesser of (i) the sum of Executive's Annual Compensation during the year prior to the year that includes the effective date of termination, or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code ("Initial Amount") except to the extent that a delay of such payments may be required by Section 8(a) below.  To the extent that the severance amount pursuant to this Section 4(b) exceeds the Initial Amount, the severance amount in excess of the Initial Amount shall be paid to Executive on the date that is the earliest of 6 months after Executive's "separation from service" within the meaning of IRC Section 409A (a "Separation from Service"), Executive's death, or such other date as will not result in such payment being subject to additional tax under Section 409A of the Code.  For purposes of this Section 4, "Annual Compensation" shall be an amount equal to the sum of (i) Executive's annual base salary from the Company and its Subsidiaries, annualized for any partial year, in effect immediately prior to the Change in Control Date; and (ii) Executive's annual incentive cash bonus amount at target in effect immediately prior to the Change in Control Date;

(c)           A bonus amount equal to the amount of Executive's then current annual incentive cash bonus at target prorated based on the portion of the Company's fiscal year elapsed as of the Change in Control Date shall be paid to Executive within thirty (30)  days after the termination of Executive's employment;

(d)           Upon Executive's timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay, on Executive's behalf, the portion of premiums of Executive's group health insurance, including coverage for eligible dependents, that the Company paid immediately prior to the date of termination ("COBRA Payments") for the period that Executive is entitled to coverage under COBRA, but not to exceed eighteen months ("COBRA Period").  Upon becoming eligible to receive comparable coverage from a new employer, the Company will no longer be required to pay such COBRA Payments and Executive will promptly notify the Company.

5.             Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive's continuing or future participation in any benefit, bonus, incentive, or other plans, practices, policies, or programs provided by the Company or any of its Subsidiaries and for which Executive may qualify, nor shall anything in this Agreement limit or otherwise affect such rights as Executive may have under any stock option or other agreements with the Company or any of its Subsidiaries.  Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan, practice, policy, or program of the Company or any of its Subsidiaries at or subsequent to the date of termination shall be payable in accordance with such plan, practice, policy, or program; provided, however, that Executive shall not be entitled to severance pay, or benefits similar to severance pay, under any plan, practice, policy, or program generally applicable to employees of the Company or any of its Subsidiaries above or in addition to that provided for in this Agreement.

6.             Full Settlement; No Obligation to Seek Other Employment; Legal Expenses.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations under this Agreement shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right, or action that the Company may have against Executive or others.  Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement.  The Company agrees to pay, within five business days following timely written demand by Executive, all legal fees and expenses Executive may reasonably incur as a result of any dispute or contest, in which Executive prevails on at least one material item, by or with the Company or others regarding the validity or enforceability of, or liability under, any provision of this Agreement.  In any such action brought by Executive for damages or to enforce any provisions of this Agreement, Executive shall be entitled to seek both legal and equitable relief and remedies, including, without limitation, specific performance of the Company's obligations under this Agreement, in Executive's sole discretion.

7.             Tax-Related Adjustment.

(a)         Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that (i) any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Agreement) (a "Payment") would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), and (ii) the reduction of the amounts payable to Executive under this Agreement to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the "Safe Harbor Cap") would provide Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. If the Payments are required to be reduced, they shall be reduced in the following order: (1) amounts (if any) other than those provided under Section 4(e) above payable immediately upon the Change in Control Event that may not be valued under Treas. Reg. Section 1.280G-1, Q&A-24(c) ("24(c)"), (2) amounts (other than those provided under Section 4(e) above) payable after the Change in Control Event that may not be valued under 24(c), in chronological order, beginning with Payments scheduled to occur soonest, (3) amounts provided under Section 4(e) above, in chronological order, beginning with Payments scheduled to occur soonest, and (4) amounts that may be valued under 24(c). If the reduction of the amounts payable hereunder would not result in a greater after-tax result to Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision. Subject to the provisions of Section 7(b) below, all other determinations required to be made under this Section 7, including whether and when a reduction in Payments is required and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Board (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and Executive. If the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control Event, the Board shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company.

(b)           Executive shall take any position reasonably requested by the Company on Executive's federal income tax returns with respect to the treatment of the Payment from the Company, the payment of any Reimbursement Amount (as defined below), and the receipt of any refund or interest paid by the government to Executive as a result of a Contest (as defined below) (such position, a "Requested Position"), provided that: (i) the Company shall provide Executive with an opinion from nationally recognized accounting firm that there is "substantial authority" for the Requested Position within the meaning of Code Section 6662, and (ii) the general long term or senior unsecured corporate credit rating of the Company or its successor is at least BBB- as rated by Standard & Poors and Baa3 as rated by Moody's Investor Services at the time Executive would be required to take a Requested Position or the Company places in an escrow account or otherwise provides security reasonably requested by Executive to ensure payment to Executive of the indemnity amount that could become due to Executive pursuant to the following sentence.  The Company shall indemnify Executive for any tax, penalty and interest incurred by Executive as a result of taking the Requested Position.  The amount for which Executive is indemnified under the preceding sentence (the "Reimbursement Amount") shall be computed on an after-tax basis, taking into account any income, Excise or other taxes, including interest and penalties.  Executive shall keep the Company informed of all developments in any audit with respect to a Requested Position.  Upon payment of the Reimbursement Amount, or (if the Reimbursement Amount is not yet payable) upon the Company's written affirmation, in form and substance reasonably satisfactory to Executive, of the Company's obligation to indemnify Executive with respect to the Requested Position, and provided part (ii) of the first sentence of this Section 7(b) is satisfied at such time, the Company shall be entitled, at its sole expense, to control the contest of any disallowance or proposed disallowance of a Requested Position (a "Contest"), and Executive agrees to cooperate in connection with a Contest, including, without limitation, executing powers of attorney and other documents at the reasonable request of the Company.  The Reimbursement Amount shall be paid to Executive on or before the date that is ten (10) days prior to the date when Executive is legally required to remit such payment as a result of the disallowance of a Requested Position.  Following payment by the Company of the Reimbursement Amount, if the Requested Position is sustained by the Internal Revenue Service or the courts, the Company shall be entitled to any resulting receipt of interest or refund of taxes, interest and penalties that were properly attributable to the Reimbursement Amount.  If a Requested Position is sustained in whole or in part in a final resolution of a Contest, and if the Reimbursement Amount therefore exceeds the amount of taxes, penalties and interest payable by Executive as a result of the Requested Position (determined on an after-tax basis after taking into account payments made pursuant to the preceding sentence and this sentence), any such excess portion of the Reimbursement Amount shall be treated as a loan by the Company to Executive, which loan Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2); provided, however, that if at the time the Company is to make such payment, a loan to Executive would not be permitted under the Sarbanes-Oxley Act of 2002, as amended, because Executive continues to be an officer or director of the Company, the Company shall pursue such appeal in a manner that does not require Executive to make such excess payment to the applicable taxing authority.

8.             Code Section 409A Savings Provision.  Notwithstanding anything in this Agreement to the contrary, the following provisions shall apply to payments treated as deferred compensation under Code Section 409A:

(a)           If, on the date of Executive's Separation from Service, Executive is a "specified employee," within the meaning of Sections 409A(a)(2)(A)(i) and 409A(a)(2)(B)(i) of the Code, and as a result of such Separation from Service Executive would receive any payment that, absent the application of these provisions, would be subject to the constructive receipt, interest, and additional tax provisions of Code Section 409A(a), then any such payment shall be made on the date that is the earliest of: (i) six (6) months after Executive's Separation from Service, (ii) Executive's date of death, or (iii) such other earliest date for which such payment will not be subject to such constructive receipt, interest, and additional tax.

(b)           If Executive would not have a Separation from Service and, as a result of Executive's termination of employment, would receive any payment that, absent the application of this Section 8(b), would be subject to additional tax imposed pursuant to Section 409A of the Code, then such payment shall instead be payable on the date that is the earliest of (i) Executive's Separation from Service, (ii) the date Executive becomes disabled (within the meaning of Section 409A(a)(2)(C) of the Code), (iii) Executive's death, or (iv) such other earliest date for which such payment will not be subject to such constructive receipt, interest, and additional tax.

(c)           It is the intention of the parties that all amounts payable under this Agreement not be subject to the constructive receipt, interest, and additional tax resulting from the application of Code Section 409A.  To the extent such amounts could become subject to such constructive receipt, interest, and additional tax, the parties shall cooperate to amend this Agreement with the goal of giving Executive the same or equivalent value of the benefits described in this Agreement in a manner that does not result in such constructive receipt, interest, and additional tax.

9.             Confidentiality Non-solicitation and Non-disparagement Provisions.

(a)           Confidentiality.  Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, or data relating to the Company or any of its Subsidiaries, and their respective businesses, obtained by Executive during Executive's employment by the Company or any of its Subsidiaries and that has not become public knowledge (other than by acts of Executive or Executive's representatives in violation of this Agreement).  After the date of termination of Executive's employment with the Company, Executive shall not, without the prior written consent of the Company, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it.  In no event shall an asserted violation of the provisions of this Section constitute a basis for deferring or withholding any amounts otherwise payable to Executive under this Agreement.

(b)           Non-Solicitation. Executive, for the twenty-four (24) month period immediately following the date of termination of Executive's employment, shall not, either on his own account or jointly with or as a manager, agent, officer, employee, consultant, partner, joint venturer, owner or shareholder or otherwise on behalf of any other person, firm or corporation, directly or indirectly solicit or attempt to solicit away from the Company any of its officers or employees or offer employment to any person who, on or during the six (6) months immediately preceding the date of such solicitation or offer, is or was an officer or employee of the Company; provided, however, that a general solicitation or advertisement to which an employee of the Company responds shall in no event be deemed to result in a breach of this Section 9(b).

(c)             Non-Disparagement. Executive agrees to not disparage or denigrate the Company or its directors, officers or employees orally or in writing. The Company agrees to use its reasonable best efforts to cause its directors, officers and managers to not disparage Executive orally or in writing. Notwithstanding this mutual, non-disparagement provision, it shall not be a violation of this provision for any person to make truthful statements when required by court order or as otherwise required by law.

(d)           Survival; Reformation. The provisions of this Section 9 shall survive the termination or expiration of this Agreement and Executive's employment with the Company and shall be fully enforceable thereafter.  If it shall be finally determined that any restriction in this Section 9 is excessive in duration or scope or is unreasonable or unenforceable under the laws of any state or jurisdiction, it is the intention of the parties that such restriction may be modified or amended to render it enforceable to the maximum extent permitted by the law of that state or jurisdiction.

(e)           Remedies; Equitable Relief.  Should Executive violate the non-solicitation provisions of Section 9(b), Executive will be obligated to pay back to the Company all payments received pursuant to this Agreement and the Company will have no further obligation to pay Executive any payments that may be remaining due under this Agreement.  In the event that Executive breaches or threatens to breach any of the provisions of this Section 9, in addition to and without limiting or waiving any other remedies available to the Company under this Agreement, in law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section 9.

10.           Successors.

(a)           This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives or successor(s) in interest.  Executive may designate a successor (or successors) in interest to receive any and all amounts due Executive in accordance with this Agreement should Executive be deceased at any time of payment.  Such designation of successor(s) in interest shall be made in writing and signed by Executive, and delivered to the Company pursuant to Section 15(b).  This Section 10(a) shall not supersede any designation of beneficiary or successor in interest made by Executive, or separately covered, under any other plan, practice, policy, or program of the Company.

(b)           This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)           The Company will require the ultimate parent of any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company or any successor and without regard to the form of transaction utilized to acquire the business or assets of the Company, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or parentage had taken place.  As used in this Agreement, "Company" shall mean the Company as defined above and any successor to its business or assets as aforesaid (and any Parent of the Company or any successor) that is required by this clause to assume and agree to perform this Agreement or which otherwise assumes and agrees to perform this Agreement.

11.           Notice of Termination.  Any termination of Executive's employment by the Company for Cause or by Executive for Good Reason shall be communicated by Notice of Termination to the other party given in accordance with Section 15(b) of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) if the date of termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 15 days after the giving of such notice).

12.           Requirements and Benefits if Executive Is Employee of Subsidiary of Company.  If Executive is an employee of any Subsidiary of the Company, Executive shall be entitled to all of the rights and benefits of this Agreement as though Executive were an employee of the Company and the term "Company" shall be deemed to include the Subsidiary by whom Executive is employed.  The Company guarantees the performance of its Subsidiary under this Agreement.

13.           General Release of Claims. Notwithstanding any provision of this Agreement, all payments and benefits described in this Agreement, except for those paid or delivered pursuant to Section 4(a), are conditioned upon the execution and delivery to the Company by the 30th day following the Termination Date of a General Release of Claims by and between Executive (or the Executive's estate) and the Company in the form attached as Appendix A to this Agreement. (In the event of Executive's death or incapacity due to disability, the form attached as Appendix A will be revised for signature accordingly.) The payments and benefits will begin to be paid or provided to Executive as soon as administratively practicable following the date Executive signs and delivers the General Release to the Company, provided that if the 30-day period begins in one taxable year and ends in a second taxable year, such payments or benefits shall not commence until the second taxable year.

14.          Dispute Resolution. All disputes, claims or controversies arising out of or in connection with this Agreement, Executive's employment by the Company or its termination, including but not limited to those concerning workplace discrimination and all other statutory claims shall be submitted exclusively to and determined by final and binding arbitration before a single arbitrator ("Arbitrator") of the American Arbitration Association ("AAA") in accordance with the Association's then current rules for the resolution of employment disputes. The parties consent to the authority of the Arbitrator, if the Arbitrator so determines, to award fees and expenses (including reasonable attorneys' fees) in the arbitration to the Executive if the Executive prevails on at least one material item. Excluded from this agreement to arbitrate are claims Executive may have for workers' compensation and unemployment compensation benefits, as well as claims the Company may have for injunctive relief to enforce Section 9 of this Agreement.

15.         Miscellaneous.

(a)           This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  In the event of any conflict between this Agreement and the Company's various equity and other incentive plans pursuant to which Executive has awards outstanding as of the date of this Agreement or any other equity or incentive plan that is adopted by the Company following the date of this Agreement, the agreement or plan with the more favorable terms to Executive shall control for purposes of such conflict.  This Agreement supersedes all prior oral or written promises or agreements between the parties related to the subject matter hereof.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties or their respective successors and legal representatives.

(b)           All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, in the case of the Company at 77 Hot Metal Street, Pittsburgh, PA 15203, Attention: CEO and in the case of the Executive to the last address of record at the Company for the Executive or to such other address as either party shall have furnished to the other in writing in accordance with this Section.  Notice and communications shall be effective when actually received by the addressee.

(c)           Whenever reference is made in this Agreement to any specific plan or program of the Company, to the extent that Executive is not a participant in the plan or program or has no benefit accrued under it, whether vested or contingent, as of the Change in Control Date, then such reference shall be null and void, and Executive shall acquire no additional benefit as a result of such reference.

(d)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(e)           The Company may withhold from any amounts payable under this Agreement such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f)            Executive's failure to insist upon strict compliance with any provision of this Agreement shall not be deemed to be a waiver of such provision or any other provision.

IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization from the Board, the Company has caused this Agreement to be executed effective as of the day and year first above written.

AMERICAN EAGLE OUTFITTERS, INC.

By:	/s/ Neil Bulman, Jr.
Name: Neil Bulman, Jr.
Title: Vice President and General Counsel

EXECUTIVE

/s/ Robert L. Hanson
Robert L. Hanson

CHANGE IN CONTROL AGREEMENT

Between Robert L. Hanson and American Eagle Outfitters, Inc.

APPENDIX A - GENERAL RELEASE

In exchange for the promises and benefits set forth in the Agreement, and to be provided to me following the Effective Date of this General Release, I, Robert L. Hanson, on behalf of myself, my heirs, executors and assigns, hereby acknowledge, understand and agree as follows:

1. On behalf of myself and my family, heirs, executors, administrators, personal representatives, agents, employees, assigns, legal representatives, accountants, affiliates and for any partnerships, corporations, sole proprietorships, or other entities owned or controlled by me, I fully release, acquit, and forever discharge American Eagle Outfitters, Inc., its past, present and future officers, directors, shareholders, agents, representatives, insurers, employees, attorneys, subsidiaries, affiliated corporations, and assigns (collectively, the "Releasees"), from any and all charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees, or any other liability of any kind whatsoever, suspected or unsuspected, known or unknown, which have or could have arisen out of my employment with the Company and/or termination of my employment with the Company (collectively, "Claims"), including:

a. Claims arising under Title VII of the Civil Rights Act of 1964 (as amended); the Civil Rights Acts of 1866 and 1991; the Americans With Disabilities Act; the Family and Medical Leave Act; the Employee Retirement Income Security Act; the Occupational Health and Safety Act; the Sarbanes-Oxley Act; the Pennsylvania Human Relations Act, and/or any other laws of the Commonwealth of Pennsylvania related to employment or the separation from employment;

b. Claims for age discrimination arising under the Age Discrimination in Employment Act of 1967 (as amended) ("ADEA") and the Older Workers Benefits Protection Act, except ADEA claims that may arise after the execution of this General Release; and/or

c. Claims arising out of any other federal, state, local or municipal statute, law, constitution, ordinance or regulation; and/or

d. Any other employment related claim whatsoever, whether in contract, tort or any other legal theory, arising out of or relating to my employment with the Company and/or my separation of employment from the Company. I also agree that I have been properly paid for all hours worked, have not suffered any on-the-job injury for which I have not already filed a claim and I have been properly provided any leaves of absence because of my own health condition or a family member's health condition.

e. Excluded from this General Release are any claims that cannot be released or waived by law. This includes, but is not limited to, my right to file a charge with or participate in an investigation conducted by certain government agencies, such as the EEOC or NLRB. I acknowledge and agree, however, that I am releasing and waiving my right to any monetary recovery should any government agency pursue any claims on my behalf that arose prior to the effective date of this General Release.

f. I waive all rights to re-employment with the Company. If I do apply for employment with the Company, the Company and I agree that the Company need not employ me, and that if the Company declines to employ me for any reason, it shall not be liable to me for any cause of action or damages whatsoever. I further agree that if I am re-hired by the Company or engaged by the Company in any capacity within the 6-month period immediately following my date of separation, I will repay the Company an amount equal to one-half of the net of any severance or separation pay I received. I agree to repay this amount within 30 days following the date I am re-hired or engaged by the Company.

2. Release of Other Claims. I fully release, acquit, and forever discharge the Company from any and all other charges, actions, causes of action, claims, grievances, damages, obligations, suits, agreements, costs, expenses, attorneys' fees or any other liability of any kind whatsoever of which I have knowledge as of the time I sign this General Release.

3. Restrictive Covenants. I acknowledge and agree that all of my obligations under the restrictive covenants in Sections 6 and 7 of my Chief Executive Officer Employment Agreement remain in full force and effect and shall survive the termination of my employment with the Company and the execution of this General Release.

4. Consultation with Attorney.  I am advised and encouraged to consult with an attorney prior to executing this General Release. I acknowledge that if I have executed this General Release without consulting an attorney, I have done so knowingly and voluntarily.

5. Period for Review. I acknowledge that I have been given at least 21 days from the date I first received this General Release, or at least 45 days from the date I first received this General Release if my termination is part of a group reduction in force, which date was on or before _______________, during which to consider signing it.

6. Revocation of General Release. I acknowledge and agree that I have the right to revoke my acceptance of this General Release if I notify the Company in writing within 7 calendar days following the date I sign it. Any revocation, to be effective, must be in writing, signed by me, and either: a) postmarked within 7 calendar days of the date I signed it and addressed to Tom DiDonato, Executive Vice President, Human Resources, American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania, 15203; or b) hand delivered within 7 days of execution of this General Release to Mr. DiDonato. This General Release will become effective on the 8th day after I sign it (the "Effective Date"); provided that I have not timely revoked it.

I ACKNOWLEDGE AND AGREE THAT I HAVE BEEN ADVISED THAT THE GENERAL RELEASE IS A LEGAL DOCUMENT, AND I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY CONCERNING THIS GENERAL RELEASE. I ACKNOWLEDGE AND AGREE THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND ALL PROVISIONS OF THIS GENERAL RELEASE AND I AM VOLUNTARILY AND KNOWINGLY SIGNING IT.

By: ________________________________________ _______________________________

SIGNATURE DATE